Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter Fiscal 2010 Results

Net Sales Increased 14.7% to $113.1 Million; Comparable Store Sales up 8.3%

Net Income increased 50.1% to $3.3 Million

Omaha, Nebraska (September 8, 2010) – Gordmans Stores, Inc. (NASDAQGS: GMAN), an Omaha-based apparel and home décor retailer, today announced results for second quarter (thirteen weeks) and six month period (twenty six weeks) ended July 31, 2010.

Second Quarter Highlights

•	Net sales increased 14.7% to $113.1 million compared to $98.6 million in the second quarter of 2009.

•	Comparable store sales increased 8.3% over the second quarter of 2009.

•	Operating margin improved 120 basis points to 5.0% from 3.8% of sales in the second quarter of 2009.

•	Net income increased 50.1% to $3.3 million, or $0.20 per diluted share, compared to $2.2 million, or $0.14 per diluted share in the second quarter of 2009.

Six Month Highlights

•	Net sales increased 17.1% to $225.0 million compared to $192.1 million for the six months ended August 1, 2009.

•	Comparable store sales increased 11.7% over the same period last year.

•	Operating profit margin improved 200 basis points to 7.1% from 5.1% last year.

•	Net income increased 65.9% to $9.7 million, or $0.60 per diluted share, compared to $5.8 million, or $0.37 per diluted share for the corresponding period last year.

Jeff Gordman, President and Chief Executive Officer, stated: “We are pleased with the top line momentum and earnings growth we experienced during the second quarter. We successfully executed on several key initiatives which have enabled us to enhance our operational platform and to further strengthen our market position. Our value-based selling proposition and our broad merchandise assortments have enabled us to increase our market share in a challenging environment. We believe that we have effective strategies and systems in place to sustain our comparable store sales growth and to pursue a significant unit expansion plan in order to create long-term value for our shareholders.”

Second Quarter Financial Results

Net sales for the thirteen weeks ended July 31, 2010, increased 14.7% to $113.1 million from $98.6 million for the thirteen weeks ended August 1, 2009, while comparable store sales increased 8.3% during this timeframe. Gross profit increased 15.7% to $49.9 million, or 44.2% of sales, from $43.2 million, or 43.8% of sales in the prior year. Selling, General and Administrative costs were $44.3 million, or 39.2% of sales, compared to $39.4 million or 40.0% of sales in the prior year. Operating income increased 50.9% to $5.6 million, or 5.0% of sales, compared to $3.7 million, or 3.8% of sales in the prior year. Net income increased 50.1% to $3.3 million, or $0.20 per diluted share, compared to $2.2 million, or $0.14 per diluted share in the prior year.

Six Month Financial Results

Net sales for the twenty six weeks ended July 31, 2010, increased 17.1% to $225.0 million from $192.1 million for the twenty six weeks ended August 1, 2009, including a comparable store sales increase of 11.7%. Gross profit increased 19.9% to $102.5 million, or 45.5% of sales, from $85.5 million, or 44.5% of sales in the prior year. Selling, General and Administrative costs were $86.6 million, or 38.4% of sales, compared to $75.7 million or 39.4% of sales in the prior year . Operating income increased 63.3% to $15.9 million, or 7.1% of sales, compared to $9.7 million, or 5.1% of sales in the prior year. Net income increased 65.9% to $9.7 million, or $0.60 per diluted share, compared to $5.8 million, or $0.37 per diluted share in the prior year.

Initial Public Offering

On August 4, 2010, the Company completed an initial public offering of 5,357,143 shares of common stock at a price to the public of $11.00 per share, of which 3,214,286 shares were sold by the Company and 2,142,857 shares were sold by certain selling shareholders. Upon completing the offering, the Company and the selling shareholders received net proceeds of approximately $32.9 million and $21.9 million, respectively. In connection with the offering, the Company paid Sun Capital Partners Management V, LLC $0.6 million in transaction consulting fees and $7.5 million for termination of the consulting agreement and used approximately $18.2 million of its net proceeds to pay down borrowings under its revolving credit facility. The Company intends to use the remainder of its net proceeds for working capital and general corporate purposes.

Outlook

For the third quarter ending October 30, 2010, the Company currently expects total sales to be between $118 million and $120 million and comparable store sales to increase in the low single digits. The Company projects diluted earnings (loss) per share in the range of $(0.19) to $(0.17). This guidance is based on a net income (loss) range of $(3.8) million to $(3.3) million and diluted shares outstanding of approximately 19.4 million. The expected loss for the third quarter includes one-time pre-tax charges of $10.6 million, or $(0.34) per diluted share on an after-tax basis, related to the initial public offering. The adjusted net income range is $2.8 million to $3.3 million and the adjusted diluted earnings per share range is $0.15 to $0.17 per diluted share.

For the fourth quarter ending January 29, 2011, we are forecasting total sales to be between $155 million and $160 million. We also expect to report net income in the range of $5.9 to $6.8 million and earnings per share in the range of $0.30 to $0.35, using a diluted share count of approximately 19.5 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, September 8, 2010 at 8:30 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans is an everyday low price department store concept featuring a large selection of the latest brands, fashions and styles at up to 60% off department and specialty store regular prices every day in a fun, easy-to-shop environment. Our merchandise assortment includes apparel for all ages, accessories, footwear and home décor. The origins of Gordmans date back to 1915 and today we operate 68 stores in 16 primarily Midwestern states situated in a variety of shopping center developments, including regional enclosed shopping malls, lifestyle centers and power centers. For more information, please visit www.gordmans.com.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our successful implementation of advertising, marketing and promotional strategies, (7) termination of our license agreements; (8) our ability to obtain merchandise at acceptable prices; (9) shortages of inventory and harm to our reputation due to difficulties or shut-down of our distribution facilities; (10) our reliance on independent third-party transportation providers for substantially all of our merchandise shipments; (11) our growth strategy, including the ability to identify acceptable store locations at appropriate costs;

(12) our dependence on a strong brand image; (13) our leasing of substantial amounts of space; (14) the inability to find a sufficient number of store associates that reflect our brand image and embody our culture; (15) our dependence upon key executive management; (16) our reliance on information systems; (17) system security risk issues that could disrupt our internal operations or information technology services; (18) changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights; (20) fluctuations in energy costs; (21) claims made against us resulting in litigation; (22) impairment on our long-lived assets; (23) our substantial lease obligations; and (24) restrictions imposed by our indebtedness on our current and future operations.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 (File No. 333-166436), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s except share data)

	July 31, 2010	January 30, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$6,658	$16,601
Accounts receivable	2,146	2,544
Landlord receivable	633	423
Merchandise inventories	66,327	49,291
Deferred income taxes	2,640	2,491
Prepaid expenses	7,464	4,581

Total current assets	85,868	75,931
PROPERTY, BUILDINGS AND EQUIPMENT, net	15,504	10,444
INTANGIBLE ASSETS, net	2,213	2,262
DEFERRED INCOME TAXES	2,559	1,050
OTHER ASSETS	2,170	2,431

TOTAL ASSETS	$108,314	$92,118

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Revolving line of credit facility	$14,888	$—
Accounts payable	39,616	30,685
Income taxes payable	3,532	3,715
Accrued expenses	24,047	24,633
Notes payable, current portion	1,342	667
Capital lease obligations, current portion	269	68

Total current liabilities	83,694	59,768

NONCURRENT LIABILITIES:

Notes payable, net of current portion	959	778
Deferred rent	6,055	4,686
Capital lease obligations, net of current portion	1,019	—
Other liabilities	753	937

Total noncurrent liabilities	8,786	6,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock
$0.001 par value, 100,000 shares authorized, none issued and outstanding as of July 31, 2010 and January 30, 2010:	—	—
Common stock
$0.001 par value, 44,917,520 shares authorized, 15,488,800 issued and outstanding as of July 31, 2010 and January 30, 2010:	15	15
Additional paid-in capital	20,562	20,328
Retained earnings (deficit)	(4,743)	5,606

Total stockholders’ equity	15,834	25,949

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$108,314	$92,118

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000’s except share data)

(Unaudited)

	13 Weeks Ended July 31, 2010	13 Weeks Ended August 1, 2009	26 Weeks Ended July 31, 2010	26 Weeks Ended August 1, 2009
Net sales	$113,118	$98,631	$225,009	$192,103
License fees from leased departments	1,371	1,231	2,967	2,578
Cost of sales	(64,548)	(56,707)	(125,486)	(109,210)

Gross profit	49,941	43,155	102,490	85,471
Selling, general and administrative expenses	(44,323)	(39,431)	(86,571)	(75,723)

Income from operations	5,618	3,724	15,919	9,748
Interest expense	(225)	(267)	(404)	(534)

Income before taxes	5,393	3,457	15,515	9,214
Income tax expense	(2,119)	(1,275)	(5,864)	(3,398)

Net income	$3,274	$2,182	$9,651	$5,816

Net income per common share (basic)	$0.21	$0.14	$0.62	$0.38
Weighted-average common shares outstanding (basic)	15,488,800	15,488,800	15,488,800	15,488,800
Net income per common share (assuming dilution)	$0.20	$0.14	$0.60	$0.37
Weighted-average common shares outstanding (including dilutive securities)	16,173,746	15,515,444	16,185,238	15,512,652

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200